Exhibit 99.1

GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054, U.S.A.
Innovative Photovoltaic	Phone: +1 603 883 5200
Manufacturing Solutions	Fax: +1 603 595 6993
Web: www.gtsolar.com

GT Solar International, Inc. Reports Results for Fourth Quarter and Fiscal Year 2009

Record revenue of $541 million for year, net income of $88 million and EPS of $.61; Q4 revenue of $138.5 million, net income of $12 million and EPS of $.08; both periods included the effect of a $.05 per share charge

MERRIMACK, N.H., May 12, 2009 — GT Solar International, Inc. (NASDAQ: SOLR) (“GT Solar”), a global provider of specialized equipment and technology for the solar power industry, today reported results for its fourth quarter and fiscal year 2009, which ended March 28, 2009.

Revenue for the year totaled $541.0 million, up 122 percent over fiscal year 2008 revenue of $244.1 million, including $443.9 million in the photovoltaic (“PV”) segment (directional solidification system furnaces, spare parts, related products and turnkey solutions) and $97.1 million in the polysilicon segment (chemical vapor deposition reactors and related products). Bookings for the year came in at $411.0 million and included $137.0 million in the PV segment and $274.0 million in the polysilicon segment.

Gross profit for the year increased to $214.7 million, or 40 percent of revenue, compared to $92.3 million, or 38 percent of revenue for fiscal year 2008. Operating margin was $143.5 million or 27 percent of revenue, up 206 percent from $46.9 million, or 19 percent of revenue for fiscal year 2008.  The company had net income of $88.0 million for fiscal 2009, versus $36.1 million for the last fiscal year. Earnings per share for the fiscal year on a fully diluted basis were $0.61, up 144 percent from $0.25 last fiscal year.

Revenue for the fourth fiscal quarter totaled $138.5 million, compared with $132.2 million in the fourth quarter of fiscal year 2008. Revenue for the fourth fiscal quarter included $137.3 million in the PV segment and $1.2 million in the polysilicon segment.

Gross profit for the fourth quarter totaled $39.5 million, or 28 percent of revenue, compared to $55.7 million, or 42 percent of revenue, for the fourth quarter of fiscal year 2008. Included in the fourth quarter gross profit was an $11.3 million charge related to the company’s cancellation of purchase orders with certain PV-related suppliers.  Operating margin for the quarter was 15 percent, compared to 31 percent in the fourth quarter of fiscal 2008. The company had net income of $11.8 million in the fourth quarter of fiscal 2009 versus $28.5 million for the same quarter of fiscal 2008. Earnings per share in the fourth quarter on a fully diluted basis were $0.08, versus $0.20 for the same quarter last year. Fiscal year and fourth quarter 2009 earnings per share included the effect of the $0.05 per share charge mentioned above.

At quarter’s end, the company’s backlog was $1.18 billion, with $341 million in the PV segment and $836 million in the polysilicon segment.

Management Commentary

“Fiscal 2009 was a year of significant accomplishment for GT Solar in both our PV and polysilicon segments, as we grew revenue, maintained a healthy backlog, diversified our customer base, and advanced our leading technology position,” said Tom Zarrella, president and chief executive officer. “We believe we are solidly positioned for the long term with a differentiated business model, highly variable cost structure and strong balance sheet.

“Against the backdrop of the macroeconomic downturn, we saw slower spending by customers in our PV equipment business in the second half of our fiscal year, a trend that is continuing in fiscal 2010. In our polysilicon business, we expect to ship a significant portion of our reactor-based backlog over the next few months and recognize revenue later in fiscal year 2010. We are encouraged that many of our polysilicon customers continue to execute their projects in anticipation of the promising long-term future growth of solar.”

Business Outlook

The company is providing guidance for fiscal year ending April 3, 2010 for revenue of $450 million to $550 million and fully diluted earnings per share of $0.45 to $0.60. The company will provide additional detail on its outlook during today’s webcasted conference call.

Conference Call, Webcast

The company will host a live conference call and webcast at 5:00 p.m. Eastern Time today with Tom Zarrella, president and chief executive officer, and Bob Woodbury, chief financial officer.

To listen to the conference call, callers in the United States and Canada may dial 1-877-856-1960. International callers may dial 1-719-325-4769. A link to the live audio webcast of the company’s earnings conference call may be found under ‘Events and Presentations’ at http://investor.gtsolar.com/.

A telephone replay will be available through May 25, 2009. To listen to the replay, callers in the United States and Canada may dial 1-888-203-1112. International callers may dial 1-719-457-0820. The replay passcode is 5753346.

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR) is a leading global provider of specialized manufacturing equipment and technology essential for the production of photovoltaic wafers, cells and modules and polysilicon utilized in the solar power industry. The company’s principal products are directional solidification systems and chemical vapor deposition reactors and related equipment. For more information about GT Solar, please visit the company’s website at www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements regarding the Company’s future as a leading equipment and technology supplier for the global solar power industry, management’s expectations about growth of solar power, the Company’s new products and technologies and the Company’s estimates for future periods with respect to revenue and earnings per share or other financial information.  These statements are based on management’s current expectations or beliefs.  These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements.  These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog.  Although the Company’s backlog as indicated above is based on signed purchase orders or other written contractual commitments in effect as of the end of our fourth fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all which could reduce our revenue, profitability and liquidity.   Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that technological changes could render existing products or technologies obsolete, the Company’s inability to protect its intellectual property rights, increased competition from other manufacturers, the impact of conditions in the credit markets and the economy on demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s prospectus dated July 23, 2008 and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 24, 2008, and the statements under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed on  February 6, 2009.  Statements in this press release should be evaluated in light of these important factors.  GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts:

Media	Investors/Analysts
Susan Vaillancourt	Bob Blair
susan.vaillancourt@gtsolar.com	bob.blair@gtsolar.com
603-589-3782	603-681-3869

GT Solar International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 28, 2009	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$107,148	$54,839
Restricted cash	—	164,028
Accounts receivable, net of allowance for doubtful accounts of $401 and $31, respectively	57,552	62,407
Inventories	103,476	37,518
Deferred costs	174,961	105,154
Advances on inventory purchases	120,227	77,635
Deferred income taxes	10,681	29,684
Refundable income taxes	40,329	—
Prepaid expenses and other current assets	2,825	6,625
Total current assets	617,199	537,890
Property, plant and equipment, net	18,856	10,433
Intangible assets, net	6,368	9,024
Other assets	4,278	74
Deferred costs	36,643	—
Goodwill	42,600	43,190
Total assets	$725,944	$600,611
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$50,832	$37,992
Accrued expenses	15,716	16,725
Customer deposits	222,654	263,628
Deferred revenue	285,005	164,190
Accrued income taxes	158	22,316
Total current liabilities	574,365	504,851
Deferred income taxes	4,147	3,380
Deferred revenue	63,122	—
Other non-current liabilities	2,405	739
Total liabilities	644,039	508,970

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and Outstanding	—	—
Common stock, $0.01 par value; 500,000 shares authorized, 143,073 and 142,290 shares issued and outstanding as of March 28, 2009 and March 31, 2008 respectively	1,431	1,424
Additional paid-in capital	80,070	73,817
Accumulated other comprehensive (loss) income	(8,389)	5,584
Retained earnings	8,793	10,816
Total stockholders’ equity	81,905	91,641
Total liabilities and stockholders’ equity	$725,944	$600,611

GT Solar International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year
	March 28, 2009	March 31, 2008	March 28, 2009	March 31, 2008
Revenue	$138,544	$132,185	$541,027	$244,052
Cost of revenue	99,084	76,493	326,358	151,709
Gross profit	39,460	55,692	214,669	92,343
Operating expenses:
Research and development	5,130	4,465	18,323	10,517
Selling and marketing	3,003	2,686	17,469	10,452
General and administrative	9,293	7,317	32,228	21,435
Amortization of intangible assets	789	791	3,105	3,018
Total operating expenses	18,215	15,259	71,125	45,422
Income from operations	21,245	40,433	143,544	46,921
Other income (expense):
Interest income	952	1,436	5,485	6,543
Interest expense	(736)	(312)	(837)	(1,651)
Other expense, net	(1,571)	(203)	(6,012)	(1,244)
Income before income taxes	19,890	41,354	142,180	50,569
Provision for income taxes	8,131	12,839	54,212	14,464
Net income	$11,759	$28,515	$87,968	$36,105
Income per share
Basic	$0.08	$0.20	$0.62	$0.25
Diluted	$0.08	$0.20	$0.61	$0.25
Dividend paid per common share	—	—	$0.632	—
Average number of common shares outstanding used for basic earnings per share	142,820	142,375	142,582	142,290
Dilutive common stock options and awards	1,563	1,839	1,889	1,769
Average number of common shares outstanding plus dilutive common stock options and awards	144,383	144,214	144,471	144,059